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                                                                    EXHIBIT 12
                                                                   Page 1 of 2

                       THE UNITED ILLUMINATING COMPANY

              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                (IN THOUSANDS)



                                          YEAR ENDED DECEMBER 31,
                                  ------------------------------------------
                                   1991     1992     1993     1994     1995
                                   ----     ----     ----     ----     ----
EARNINGS
  Net income                    $ 55,550 $ 56,768 $ 40,481 $ 46,795  $ 50,393
  Federal income taxes            20,844   19,276   22,342   34,551    41,951
  State income taxes              12,647   16,878    4,645    6,216    12,976
  Fixed charges                  107,548  109,449   97,928   88,093    83,994
                                 -------  -------  -------  -------   -------
  Earnings available for
   fixed charges                $196,589 $202,371 $165,396 $175,655  $189,314
                                 =======  =======  =======  =======   =======

FIXED CHARGES
  Interest on long-term debt    $ 90,296 $ 88,666 $ 80,030 $ 73,772  $ 63,431
  Other interest                   9,847   12,882   12,260   10,301    16,723
  Interest on nuclear fuel burned  2,440    2,963      928        -         -
  One third of rental charges      4,965    4,938    4,710    4,020     3,840
                                 -------  -------  -------  -------   -------
                                $107,548 $109,449 $ 97,928 $ 88,093  $ 83,994
                                 =======  =======  =======  =======   =======
RATIO OF EARNINGS TO FIXED
 CHARGES                            1.83     1.85     1.69     1.99      2.25
                                 =======  =======  =======  =======   =======
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                                                                 EXHIBIT 12
                                                                Page 2 of 2

                      THE UNITED ILLUMINATING COMPANY

        COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                 AND PREFERRED STOCK DIVIDEND REQUIREMENTS
                              (IN THOUSANDS)


                                           YEAR ENDED DECEMBER 31,
                                  -----------------------------------------
                                   1991     1992     1993     1994     1995
                                   ----     ----     ----     ----     ----
EARNINGS
 Net income                     $ 55,550 $ 56,768 $ 40,481 $ 46,795 $ 50,393
 Federal income taxes             20,844   19,276   22,342   34,551   41,951
 State income taxes               12,647   16,878    4,645    6,216   12,976
 Fixed charges                   107,548  109,449   97,928   88,093   83,994
                                 -------  -------  -------  -------  -------
 Earnings available for
  combined fixed charges
  and preferred stock
  dividend requirements         $196,589 $202,371 $165,396 $175,655 $189,314
                                 =======  =======  =======  =======  =======
FIXED CHARGES AND PREFERRED
 STOCK DIVIDEND REQUIREMENTS
 Interest on long-term debt     $ 90,296 $ 88,666 $ 80,030 $ 73,772 $ 63,431
 Other interest                    9,847   12,882   12,260   10,301   16,723
 Interest on nuclear fuel burned   2,440    2,963      928        -        -
 One third of rental charges       4,965    4,938    4,710    4,020    3,840
 Preferred stock dividend
  requirements (1)                 7,260    7,100    7,197    6,223    2,778
                                 -------  -------  -------  -------  -------
                                $114,808 $116,549 $105,125 $ 94,316 $ 86,772
                                 =======  =======  =======  =======  =======

RATIO OF EARNINGS TO FIXED
 CHARGES AND PREFERRED
 STOCK DIVIDEND REQUIREMENTS        1.71     1.74     1.57     1.86     2.18
                                 =======  =======  =======  =======  =======
------------

(1) Preferred Stock Dividends increased to reflect the pre-tax earnings required to cover such dividend requirements.
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